                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement

    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
    Rule 14a-12


                        BRIGGS & STRATTON CORPORATION
    ---------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                        BRIGGS & STRATTON CORPORATION
    ---------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


    Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    ----------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

    ----------------------------------------------------------------------------

    (3) Filing party:

    ----------------------------------------------------------------------------

    (4) Date filed:

    ----------------------------------------------------------------------------
    -----------------
    1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                              BRIGGS & STRATTON
                                 CORPORATION




                                ANNUAL MEETING
                               OF SHAREHOLDERS




                             Wauwatosa, Wisconsin
                               October 19, 1994







                                    NOTICE
                                     AND
                                    PROXY
                                  STATEMENT




[LOGO]

                        BRIGGS & STRATTON CORPORATION



                           [BRIGGS & STRATTON LOGO]



                           12301 WEST WIRTH STREET
                          WAUWATOSA, WISCONSIN 53222


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE is hereby given that the Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (hereinafter called the Corporation), will be held at the Corporate Office Building, 12301 West Wirth Street, Wauwatosa, Wisconsin 53222, on Wednesday, October 19, 1994, at 1:30 p.m. Central Daylight Time, for the following purposes:

        (a) To elect three Directors to serve for three-year terms expiring in 1997;

        (b) To consider and vote upon a proposal to amend the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock;

        (c) To consider and vote upon five shareholders' proposals, if presented; and

        (d) To take action with respect to any other matters that may be brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

        By order of the Board of Directors

        Wauwatosa, Wisconsin
        September 8, 1994


                                                ROBERT H. ELDRIDGE, Secretary



        YOUR VOTE IS IMPORTANT TO INSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

        The Corporate Office Building is located north of the main building on the Corporation's Wauwatosa, Wisconsin property, approximately one block east of North 124th Street. Access to North 124th Street is easiest from West Burleigh Street or West Capitol Drive. Proceed south on North 124th Street if you access from West Capitol Drive and north if you access from West Burleigh Street. Ample parking will be available in the parking lot in front of the building.

                                PROXY STATEMENT


        This statement is furnished in connection with the solicitation by the Board of Directors of Briggs & Stratton Corporation of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 19, 1994 and any adjournments thereof. Only shareholders of record at the close of business on August 26, 1994 will be entitled to notice of and to vote at the meeting. The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, such shares will be voted in accordance with that specification. Shareholders may revoke proxies at any time to the extent they have not been exercised. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by regular employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. In addition, the Corporation has retained Georgeson & Company, Inc. to assist it in its proxy solicitation efforts, at a fee to the Corporation anticipated not to exceed $____________ plus reasonable out-of-pocket expenses. On the record date, the Corporation had outstanding 14,463,500 shares of $.01 par value common stock entitled to one vote per share.

        A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. If a quorum exists, the affirmative vote of a majority of the votes represented at the meeting will be required for the election of directors, the passing of a shareholder proposal and the approval of the proposed amendment to the Articles of Incorporation. A vote withheld from the election of directors or an abstention with respect to either a shareholder proposal or the proposed amendment shall count toward the quorum requirement and shall have the effect of a vote against the director nominee or nominees, such proposal or the proposed amendment. A broker non-vote shall count toward the quorum requirement, but shall have no effect on the voting for a shareholder proposal or the proposed amendment. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

        The Corporation's principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. It is expected that this Proxy Statement and the form of Proxy will be mailed to shareholders on or about September 8, 1994.

(A) ELECTION OF DIRECTORS

        The Board of Directors of Briggs & Stratton is divided into three classes, with the term of office of each class ending in successive years. Three directors are to be elected to serve for a term of three years each expiring in 1997 and six directors will continue to serve for the terms designated in the following schedule. All directors are elected subject to the Bylaw restricting service beyond the Annual Meeting of Shareholders following their attainment of age 70. It is intended that proxies received in response to this solicitation will be voted for the election of the nominees named below or, in the event of contingency not presently foreseen, for the election of other persons who may be nominated as substitutes.

        Each nonemployee director of the Corporation receives an annual retainer fee of $12,000, a fee of $1,200 for each Board meeting attended and $1,000 for each Committee meeting attended, and a fee of $250 for participating in any written consent resolution. Nonemployee directors may elect to defer receipt of all or a portion of their directors' fees until any date but no later than the year in which the director attains the age of 71 years. Amounts so deferred will be credited with interest quarterly at 80% of the prime rate. Nonemployee directors are provided with $150,000 of coverage under the Corporation's Business Travel Accident Plan while on Corporate business. Mr. Marceau who retired from the Board in August 1994, received additional compensation under a consulting agreement that expires in December 1994, which provides for a quarterly payment of $12,000 and coverage under the Corporation's Survivor Annuity Plan.

                                                                                YEAR FIRST
                                                                                 BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS            DIRECTOR
- - ---------------------------------------------------------------------            --------
NOMINEES FOR ELECTION AT THE ANNUAL MEETING (CLASS OF 1997):
- - -----------------------------------------------------------
JOHN L. MURRAY, 67 (1) (2)                                                         1989
    Retired. Chairman of the Board of Universal Foods Corporation,
    manufacturer and marketer of food ingredients and specialty foods (1984 -
    1990) and Chief Executive Officer (1984 - 1988). Director of Marcus
    Corporation, Twin Disc, Incorporated, Wisconsin Energy Corporation,
    Universal Foods Corporation and Wisconsin Electric Power Company.

JOHN S. SHIELY, 42                                                                 1994
    President and Chief Operating Officer of the Corporation since August
    1994. Executive Vice President - Administration (1991-1994); Vice President
    and  General Counsel (1990-1991) and General Counsel (1986-1990).

CHARLES I. STORY, 50                                                               Nominee
    President and Chief Executive Officer, Inroads, Inc., a national non-profit organization that develops and places talented minority youth in business and industry.

INCUMBENT DIRECTORS (CLASS OF 1996):

MICHAEL E. BATTEN, 54 (1) (2)                                                      1984
    Chairman and Chief Executive Officer of Twin Disc, Incorporated,
    manufacturer of power transmission equipment, since 1991; Chairman,
    President and Chief Executive Officer (1989-1991); President and Chief
    Executive Officer (1983-1989). Director of Firstar Corporation, Twin Disc,
    Incorporated and Universal Foods Corporation.

ROBERT H. ELDRIDGE, 55                                                             1988
    Secretary-Treasurer of the Corporation since January 1984. Director of M&I
    Northern Bank.

PETER A. GEORGESCU, 55 (1) (4)                                                     1986
    President and Chief Executive Officer of Young & Rubicam Inc., an
    international communications firm. President of Young & Rubicam Advertising, a subsidiary, from March 1986 to March 1990. Director of Young & Rubicam
    Inc.

INCUMBENT DIRECTORS (CLASS OF 1995):

CLARENCE B. ROGERS, JR., 64 (1) (4)                                                1991
    Chairman and Chief Executive Officer of Equifax Inc., a provider of information based administrative services, since 1992; President and Chief
    Executive Officer, October 1989 to October 1992; President, October 1987 to
    October 1989. Director of Dean Witter, Discover & Co.; Sears, Roebuck & Co.;
    MCI Communications Corp. and Equifax Inc.

FREDERICK P. STRATTON, JR., 55 (3) (4)                                             1976
    Chairman and Chief Executive Officer of the Corporation since 1986. Also
    President (1992-1994); Director of Banc One Corporation, Banc One
    Wisconsin Corporation, Bank One Milwaukee, N.A., Midwest Express Airlines,
    Weyco Group Inc., Wisconsin Electric Power Company and Wisconsin Energy
    Corporation.

ELWIN J. ZARWELL, 67 (3) (5)                                                       1972
    Lawyer, Partner in the firm of Quarles & Brady, Milwaukee, Wisconsin.
    Director of Mid-City Foundry Co. and The Mutual Group (U.S.) Inc.


Footnotes (1), (2), (3), (4) and (5) are on page 3.

(1) Member of Audit Committee, of which Mr. Batten is Chairman. The Audit Committee, composed of all outside directors, makes recommendations to the Board of Directors regarding the engagement of independent public accountants to audit the books and accounts of the Corporation and reviews with such accountants the audited financial statements and their report thereon. The Audit Committee also reviews and approves all non-audit services performed by the independent public accountants, reviews such accountants' recommendations on accounting policies and internal controls, reviews internal accounting and auditing procedures, and monitors internal programs to insure compliance with law and to avoid conflicts of interest. The Audit Committee held three meetings during fiscal 1994.

(2) Member of Nominating and Salaried Personnel Committee, a committee composed of all outside directors, of which Mr. Murray is Chairman. The Nominating and Salaried Personnel Committee: (a) proposes to the Board of Directors a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements; (b) reviews candidates recommended by shareholders for election to the Board of Directors; (c) develops plans regarding the size and composition of both the Board of Directors and Committees; (d) reviews the compensation and benefits of salaried employees and makes appropriate recommendations to the Board of Directors; (e) administers The Briggs & Stratton Corporation Stock Incentive Plan and the Economic Value Added Incentive Compensation Plan; and (f) prepares on an annual basis a report on executive compensation. The Nominating and Salaried Personnel Committee held two meetings during fiscal 1994.

        The Committee will consider candidates for the Board of Directors recommended by a shareholder who submits such recommendation in writing to the Secretary of the Corporation at its principal office in Wauwatosa, Wisconsin, stating the shareholder's name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. All letters suggesting candidates should be received by the Secretary of the Corporation on or before May 1 of the year of the Annual Meeting of Shareholders in which the candidate's nomination would be acted upon.

        Any direct nominations by shareholders for the Board of Directors must be made in accordance with the information and timely notice requirements of the Corporation's Bylaws, a copy of which may be obtained from the Secretary of the Corporation. Such nominations must be in writing and, for consideration at the 1995 Annual Meeting, received by the Secretary no later than July 21, 1995.

(3) Member of Executive Committee. The Executive Committee is authorized to exercise the authority of the Board of Directors in the management of the business and the affairs of the Corporation between meetings of the Board, except as provided in the Bylaws. The Executive Committee held one meeting during fiscal 1994.

(4) Member of Planning Committee, of which Mr. Stratton is Chairman. This Committee reviews with management the product and marketing plans for the Corporation. There were five meetings held during fiscal 1994.

(5) Quarles & Brady, of which Mr. Zarwell is a partner, is outside legal counsel for the Corporation.

        The Board of Directors held five meetings in fiscal 1994.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table presents the names of persons known to the Corporation to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of            Amount and Nature of            Percent of
Beneficial Ownership           Beneficial Ownership              Class
- - ---------------------------------------------------------------------------
FMR Corp.                        1,178,822*                      8.2%
82 Devonshire Street
Boston, Massachusetts 02100


        *FMR Corp. reports that as of August 8, 1994 the amount beneficially owned included 1,155,717 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; and 12,505 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans; and 10,600 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-U.S. investment companies. FMR has sole voting power with respect to 12,505 shares and sole dispositive power with respect to 1,168,222 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

        The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                       SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of shares of common stock of the Corporation by each director, nominee and named executive officer, and by all directors and executive officers as a group, as of August 16, 1994.

                                                                                Nature of Beneficial Ownership
                                                                                ------------------------------
                                       Total No.                                 Sole         Shared       Sole
                                      of Shares         Percent                Voting and    Voting and   Voting
                                     Beneficially         of                   Investment    Investment   Power
Directors and Executive Officers         Owned           Class                    Power       Power        Only
- - --------------------------------     ------------       -------                ----------    ----------   ------
Michael E. Batten                         200             *                        200              0          0
Robert H. Eldridge                     90,504 (a)        0.6                     1,500         87,100      1,904
Peter A. Georgescu                        750             *                          0            750          0
Michael D. Hamilton                     2,819             *                      1,500              0      1,319
Sheldon B. Lubar                        1,200             *                      1,200              0          0
John L. Murray                          1,000             *                      1,000              0          0
Clarence B. Rogers, Jr.                 1,000             *                      1,000              0          0
John S. Shiely                        146,984 (b)        1.0                     6,109        140,000        875
Charles I. Story                          200             *                        200              0
Frederick P. Stratton, Jr.            390,922 (a) (b)    2.7                     6,672        381,686      2,564
James A. Wier                           3,185             *                      1,546              0      1,639
Elwin J. Zarwell                        2,000             *                      2,000              0          0
All directors, nominees and
officers as a group (21 persons
including the above named)            529,631            3.7%                  100,033        413,165     16,433

*Less than 1%.

(a) Includes 87,100 shares in the Briggs & Stratton Retirement Plan as to which Mr. Stratton and Mr. Eldridge share beneficial ownership through joint voting and investment power.

(b) Includes 140,000 shares in the Briggs & Stratton Corporation Foundation as to which Mr. Stratton and Mr. Shiely share beneficial ownership through joint voting and investment power.

        The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                               PERFORMANCE GRAPH

The chart below shows a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 1989 in each of Briggs & Stratton common stock, the Standard & Poor's (S&P) 500 Index and the S&P Machinery Index.

FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*
BRIGGS & STRATTON VERSUS PUBLISHED INDICES (S&P 500 AND S&P MACHINERY)

                        6/89    6/90    6/91    6/92    6/93    6/94
                        ----    ----    ----    ----    ----    ----
*  Briggs & Stratton     100     132     139     197      300     456
+  S&P 500               100     113     122     137      157     180
x  S&P Machinery         100     120     115     112      151     202

* Total return calculation is based on compounded monthly returns with reinvested dividends.

                  NOMINATING AND SALARIED PERSONNEL COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

        The Corporation's Nominating and Salaried Personnel Committee (the "Committee"), which is comprised of three outside directors of the Corporation, is responsible for considering and approving compensation arrangements for senior management of the Corporation, including the Corporation's executive officers and the chief executive officer. The objectives of the Committee in establishing compensation arrangements for senior management are to: (i) attract and retain key executives who are important to the continued success of the Corporation and its operating divisions; and (ii) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders' investment.

        The primary components of the Corporation's executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) incentive stock options.

        The Committee believes that:

        * The Corporation's incentive plans provide very strong incentives for management to increase shareholder value;

        * The Corporation's pay levels are appropriately targeted to attract and retain key executives; and

        * The Corporation's total compensation program is a cost-effective strategy to increase shareholder value.

BASE SALARIES

        Officers' base salaries are reviewed annually by the Committee. Salaries are based on level of responsibility and individual performance. It is the Corporation's objective that base salary levels, in the aggregate, be at or modestly above competitive salary levels. The Committee defines a competitive salary level as the average for similar responsibilities in similar companies. In setting base salaries for fiscal 1994, the Committee reviewed compensation survey data for metal fabricating industries and was satisfied that the salary levels set would achieve the Corporation's objective. In fiscal 1994, Mr. Stratton received an increase in base salary of 3.7%.

INCENTIVE BONUSES

        The Corporation maintains an Economic Value Added ("EVA") Incentive Compensation Plan (the "Plan", or "EVA Plan"), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of the corporation to its shareholders. In general, EVA is the net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of the firm's capital, and is the weighted average cost of (i) equity capital based on a 30-year Treasury Bond yield plus the product of the average equity risk premium and the business risk index for the Corporation, and (ii) debt capital equal to actual after-tax debt cost. EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

        Under the EVA Plan, the Accrued Bonus for a participant for any fiscal year is equal to the aggregate of 50% of the Company Performance calculation (Base Salary x Target Incentive Award x Company

Performance Factor) plus 50% of the Individual Performance calculation (Base Salary x Target Incentive Award x Individual Performance Factor). The intent of the Plan is to reward executives based on their ability to continuously improve the amount of EVA earned on behalf of shareholders. For all of the executives named in the Summary Compensation Table, the Committee determined that the Individual Performance Factor would be the same as the Company Performance Factor. Individual target incentive awards under the Plan ranged from 20% to 80% of compensation for fiscal 1994. For the same year, Mr. Stratton's individual target incentive award was 80%. His fiscal 1994 bonus reflects a payout of 148% of his target incentive award.

        The Company Performance Factor is determined by reference to the amount of improvement or deterioration in EVA. If the annual improvement in EVA is in excess of the targeted improvement, the Company Performance calculation will produce an amount in excess of the Target Incentive Award; if the annual improvement in EVA is less than the targeted improvement, the Company Performance calculation will produce an amount less than the Target Incentive Award. There is no cap and no floor on the accrued bonus. For fiscal 1994, the Target EVA was the Actual EVA for fiscal 1993 plus Expected Improvement. For subsequent Plan years, the target EVA will be the average of the Target EVA and Actual EVA for the prior Plan year plus an Expected Improvement. Expected Improvement for each fiscal year is $4 million.

        The Individual Performance Factor is determined by the executive to whom the participant reports, subject to approval by the Committee, and is the average (or weighted average) of one or more quantifiable or non-quantifiable factors (called "Supporting Performance Factors"). Supporting Performance Factors represent an achievement percentage continuum that ranges from 50% to 150% of the individual target award opportunity, and will be enumerated from .5 to 1.5 based on such continuum. However, if approved by the Committee, Supporting Performance Factors which are the same as the Company Performance Factor or are based on divisional EVA may be unlimited.

        The EVA bonus plan provides the powerful incentive of an uncapped bonus opportunity, but also uses a "Bonus Bank" feature to ensure that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid out. The Bonus Bank feature applies to those participants determined by the Committee to be Senior Executives under the Plan. All of the executive officers, including those named in the Summary Compensation Table, were designated Senior Executives for fiscal 1994. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance. The bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the Bonus Bank balance at the end of the year. Thus, extraordinary EVA improvements must be sustained for several years to ensure full payout of the accrued bonus. A Bonus Bank account is considered "at risk" in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus. The executive is not expected to repay negative balances. On termination of employment due to death, disability or retirement, the Available Balance in the Bonus Bank will be paid to the terminating executive or his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive Available Balance.

STOCK INCENTIVE PLAN

        In 1990, the shareholders approved the Corporation's Stock Incentive Plan ("Incentive Plan"). The Incentive Plan authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of one or any combination of the following: stock options, stock appreciation rights, deferred stock, restricted stock and stock purchase rights. In early 1993, the Committee hired Stern, Stewart & Co. as its compensation consultant to review and, if appropriate, recommend changes in executive compensation methods. The Committee worked with its consultant to adopt a method of granting options which more closely aligns financial reward to optionees to the long-term performance of the Corporation.

        The Committee determined that for a five year period, beginning in fiscal 1994, the sole form of options to be granted under the Incentive Plan would be leveraged stock options (LSOs), and therefore an amendment to the Incentive Plan increasing the number of shares available for LSO grants was submitted to shareholders and approved at the October 1993 Annual Meeting. Effective for fiscal 1994, an amount equal to the annual Total Bonus Payout under the EVA Plan will be awarded in the form of LSOs, which can be either Incentive Stock Options or Non-Qualified Stock Options under the Stock Option part of the Incentive Plan. All options granted have a term of 5 years and become exercisable at the end of three years.

        On August 12, 1994, after publication of financial results for fiscal 1994, the Committee granted leveraged stock options (LSOs) to 16 Senior Executives, including all executive officers shown in the Summary Compensation Table, based on the amount of incentive bonus under EVA earned for fiscal 1994. The calculation of the number of options granted to each executive, and the method of determining their exercise price, is described below. These Leveraged Stock Options provide a form of option grant that simulates a stock purchase with 10:1 leverage. Because the leveraged options granted in 1994 have a premium exercise price and a term of five years, the current Black-Scholes value of these options is only 13.5% of the stock price. The number of leveraged options granted to Mr. Stratton for fiscal 1994 was determined in the manner described and was based on his incentive bonus for fiscal 1994.

        The number of LSOs granted to a Senior Executive is determined by dividing the Total Bonus Payout by 10% of the fair market value (FMV) of the Corporation stock on the date of grant. The exercise price of the option is the product of 90% of the FMV on the date of grant times the Estimated Annual Growth Rate compounded over the five year term of the option. The Estimated Annual Growth Rate equals the 30-year U.S. Government Bond interest rate for April of the immediately preceding plan year, plus 1%.

        The following example illustrates the calculation of the stock option grant for a Senior Executive who is entitled to $50,000 in Total Bonus Payout under the EVA Plan. The number of options earned is calculated by dividing the Total Bonus Payout by 10% of the FMV of Corporation stock. Assume the FMV of Corporation stock on the date of grant is $75.125.

Example:      Number of Options Granted
              10% of the FMV is $7.5125.
              Options Granted is 6,656 ($50,000 / $7.5125)


              Exercise Price = (.9 x FMV) x (1 + Estimate Annual Growth Rate)(5) 7.85% Estimated Annual Growth Rate (6.85%, plus 1%)
              The exercise price is $98.66 (.9 x $75.125 x 1.0785)(5)

        Thus, the fair market value of the Corporation shares must exceed $98.66 between 3 and 5 years from the date of LSO grant to give the LSO options value to the Senior Executives, based on this example.

        The maximum number of LSOs to be granted each year is 300,000, and the maximum number of LSOs that may be granted cumulatively under the LSO Program is 1,250,000. If the Total Bonus Payout under EVA produces more than 300,000 LSOs in any year, LSOs granted to all Senior Executives for that year will be reduced pro-rata based on proportionate Total Bonus Payouts under the EVA Plan. The amount of any such reduction shall be carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in such years. The LSO Program is intended to exist for a five-year period.

        Internal Revenue Service regulations effective for fiscal years beginning after January 1994, limit the deductibility by a corporation of compensation paid to the Chief Executive Officer and the other executive officers whose compensation is required to be reported in the Summary Compensation Table to $1 million unless certain conditions are met. After careful consideration of the options for maintaining the deductibility of compensation earned in excess of the $1 million cap by any of the covered executives, the Committee recommended to the Board adoption of a resolution requiring any corporate officer whose compensation might be expected to exceed the cap to enter into a Deferred Compensation Agreement for fiscal 1995. Mr. Stratton has entered into such an Agreement, under which he has deferred any amounts earned in excess of the cap to the fiscal year following the year in which he leaves the employment of the Corporation.

                                  NOMINATING AND SALARIED PERSONNEL COMMITTEE:
                                  John L. Murray, Chairman
                                  Michael E. Batten
                                  Sheldon B. Lubar

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

        The table which follows sets forth certain information for each of the last three fiscal years concerning the compensation paid by the Corporation to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                                   ANNUAL                  ------------
                               FISCAL           COMPENSATION*                 AWARDS
                                         --------------------------        ------------
                                                                            SECURITIES
     NAME AND                                                               UNDERLYING            ALL OTHER
PRINCIPAL POSITION              YEAR     SALARY ($)       BONUS ($)      OPTIONS/SARS (#)**     COMPENSATION ($)***
- - ------------------             ------    ----------       ---------      ------------------     -------------------
F.P. Stratton                      1994     $494,400     $584,460              77,800              6,884
Chairman and                       1993      476,736      254,577              32,120              6,667
Chief Executive Officer            1992      467,472       86,224               9,000

M.D. Hamilton                      1994      253,416      187,236              24,920              6,373
Executive Vice President -         1993      243,672       86,747              10,950              6,175
Sales & Service                    1992      233,184       43,011               9,000

J.A. Wier                          1994      253,416      187,236              24,920              6,207
Executive Vice President -         1993      243,672       86,747              10,950              6,016
Operations                         1992      233,184       43,011               9,000

J.S. Shiely                        1994      231,744      171,224              22,790              5,184
Executive Vice President -         1993      222,504       79,211              10,000              4,576
Administration                     1992      182,010       33,571               9,000

R.H. Eldridge                      1994      213,912      158,049              21,040              7,072
Secretary-Treasurer                1993      205,680       73,222               9,240              6,864
                                   1992      195,888       27,098               9,000


  *     Includes amounts earned in fiscal year, whether or not deferred.

 ** No SARs are outstanding. Option awards reported for fiscal 1994 were granted August 12, 1994 based on executive performance for fiscal 1994.

*** All other compensation for fiscal 1994 for Messrs. Stratton, Hamilton, Wier, Shiely and Eldridge, respectively, includes: (i) matching contributions to the Corporation's Savings and Investment Plan for each named executive officer of $4,620, $4,643, $4,643, $4,636 and $4,620, and (ii) the cost of Survivor Annuity Plan coverage for each named executive officer of $2,264, $1,730, $1,564, $548 and $2,452.

        In accordance with SEC transitional rules, amounts have not been included for fiscal 1992.

STOCK OPTIONS

        The Stock Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock.

        The following tables set forth further information relating to stock options:

                                                       OPTION/SAR GRANTS FOR LAST FISCAL YEAR

                                                                                                                      GRANT DATE
                                            INDIVIDUAL GRANTS                                                            VALUE*
- - ----------------------------------------------------------------------------------------------------------------------------------
                                               NUMBER OF          % OF TOTAL
                                              SECURITIES          OPTIONS/SARS
                                               UNDERLYING        GRANTED TO            EXERCISE OR                     GRANT DATE
                                              OPTIONS/SARS        EMPLOYEES IN        BASE PRICE      EXPIRATION        PRESENT
         NAME                                 GRANTED (#)*       FISCAL YEAR            ($ /SH)          DATE           VALUE $
         ----                                 ------------       -------------        ------------    -----------      -----------
F.P. Stratton                                     77,800            28.5%             $98.66            8/12/99          $937,234
M.D. Hamilton                                     24,920             9.0%              98.66            8/12/99           556,464
J.A. Wier                                         24,920             9.0%              98.66            8/12/99           556,464
J.S. Shiely                                       22,792             8.3%              98.66            8/12/99           508,946
R.H. Eldridge                                     21,040             7.6%              98.66            8/12/99           469,823

*Option awards reported for fiscal 1994 were granted August 12, 1994 based on executive performance for fiscal 1994. No SARs were granted.

Notes:

        Black-Scholes values are based on the following assumptions:
            Stock price at date of grant = 75.125
            Option term = 5 years
            Risk-free interest rate = .0695
            Volatility = .250
            Dividend yield = .030
            Risk-free interest rate is the five year U.S. government bond yield on the date of grant
            Volatility and yield assumptions are based on monthly price and dividend data for the 36 months ending 6/30/94

        It should not be concluded that the Corporation supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.

        The methodology used in determining the number of grants awarded and other terms and conditions of the grants are found in the Nominating and Salaried Personnel Committee Report on Executive Compensation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES*


                                                            Value of
                 Number of Securities Underlying    Unexercised In-the-Money
                    Unexercised Options/SARs               Options/SARs
                    at Fiscal Year End (#)             at Fiscal Year End ($)
     Name         (Exercisable/Unexercisable)       (Exercisable/Unexercisable)
     ----         ---------------------------       ---------------------------
F.P. Stratton             0/126,420                         0/450,938
M.D. Hamilton            200/52,370                       7,700/450,938
J.A. Wier                 0/52,370                          0/450,938
J.S. Shiely               750/46,542                     28,875/351,563
R.H. Eldridge            1,500/46,780                    57,750/450,938


 * No SARs are outstanding. Options at fiscal year end include options granted August 12, 1994 based on executive performance in fiscal 1994.

RETIREMENT PLAN

        The Corporation maintains a defined benefit retirement plan (the "Retirement Plan") covering all executive officers and substantially all other employees. Under the Retirement Plan non-bargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee's average of the highest five years' compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security (prorated if years of credited service are less than 30). Compensation under the Retirement Plan includes the compensation shown in the Summary Compensation Table under the headings "Salary" and "Bonus," subject to a maximum compensation set by law ($150,000 in 1994).

        Executive officers participate in an unfunded program which supplements benefits under the Retirement Plan. Under this program executive officers are provided with additional increments of 0.50 of 1% of compensation per year of credited service over that presently payable under the Retirement Plan to non-bargaining unit employees.

        In no event can a pension paid under the above described plans to a non-bargaining unit employee exceed 70% of the employee's average monthly compensation.

        A trust has been established for deposit of the aggregate present value of the benefits described above for executive officers upon the occurrence of a change in control of the Corporation, which trust would not be considered funding the benefits for tax purposes.

        The following table shows total estimated annual benefits payable from funded and unfunded sources to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single-life basis and adjusted for the projected Social Security offset:

                                                     Annual Pension Payable for Life
       Average Annual Compensation               After Specified Years of Credited Service
        in Highest 5 of Last 10                  -----------------------------------------
       Calendar Years of Service      10 Years           20 Years          30 Years           40 Years
       -------------------------      --------           --------          --------           --------
                200,000                40,000             80,000            120,000           140,000*
                400,000                82,000            164,000            246,000           280,000*
                600,000               124,000            248,000            372,000           420,000*
                800,000               166,000            332,000            498,000           560,000*
              1,000,000               208,000            416,000            624,000           700,000*
              1,200,000               250,000            500,000            750,000           840,000*
              1,400,000               292,000            584,000            876,000           980,000*

* Figures reduced to reflect the maximum limitation of 70% of compensation.

        The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), on pensions paid under federal income tax qualified plans. However, an executive officer covered by the Corporation's unfunded program will receive the full pension to which he would be entitled in the absence of such limitations.

        The years of credited service under the Retirement Plan for the individuals named in the Summary Compensation Table are: Mr. Stratton - 21; Mr. Hamilton - 18; Mr. Wier - 19; Mr. Shiely - 8 and Mr. Eldridge - 28.

EMPLOYMENT AGREEMENTS

        All executive officers of the Corporation, including the named executive officers, have signed a two-year employment agreement, with a one-year automatic extension upon each anniversary date, unless either party gives 30-days' notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. The Corporation agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of the Corporation in comparable positions.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

        The Board of Directors has authorized the Chairman of the Board to offer to all executive officers and to certain other key employees change in control employment agreements which ensure the employee's continued employment following a "change in control" on a basis equivalent to the employee's employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. The Corporation currently has such agreements with 15 executive officers and key employees of the Corporation, including all of the executive officers named in the Summary Compensation Table. Such agreements become effective only upon a defined change in control of the Corporation, or if the employee's employment is terminated upon or in anticipation of such a change in control, and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for "cause" or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee's annual salary and bonus and a "gross-up" payment which will, in general, effectively reimburse the employee for any amounts paid under Federal excise taxes.

(b) APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE CORPORATION

        The Board of Directors has adopted resolutions declaring a two-for-one stock split of the Corporation's outstanding Common Stock (the "Stock Split") contingent upon shareholder approval of the amendment to the Corporation's Articles of Incorporation described below. The Board also declared it advisable and in the best interest of the shareholders that the shareholders approve the action called for by the following resolution, and accordingly, directed that the resolution be submitted for approval by the shareholders at the Corporation's Annual Meeting of Shareholders, intended to be effective as of the close of business on October 31, 1994.

        "RESOLVED, that Article III of the Corporation's Articles of Incorporation, entitled `Capital Stock,' be amended to read in its entirety as follows:


             The aggregate number of shares which the corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of one class only, designated as `Common Stock,' of the par value of One Cent ($0.01) per share."

        Before the amendment can become effective, shareholders must approve Proposal (b) by the affirmative vote of the holders of a majority of the votes represented at the meeting.

        Without the amendment, the Corporation does not have a sufficient number of authorized shares of Common Stock to permit the Stock Split. Of the 30,000,000 currently authorized shares of Common Stock, as of August 26, 1994, 14,463,500 shares were issued, 7,231,750 were reserved for issuance under the Corporation's shareholder rights plan and 1,628,092 were reserved for issuance under the Corporation's stock incentive plan. The increase in the authorized Common Stock would permit the Stock Split and would allow the remaining unissued shares to be used at some future date, without further shareholder action, for additional stock splits or dividends, or for other proper corporate purposes. However, the Corporation presently has no plans to issue any shares other than as required for the Stock Split and as may be required in connection with the stock incentive plan or the shareholder rights agreement.

        If the amendment is approved, as of the effective date of the Stock Split, appropriate adjustments will be made in the number and price of shares reserved for issuance under the stock incentive plan and the shareholder rights agreement.

        If the amendment is approved, the Corporation proposes to cause it to become effective at the close of business on October 31,1994 by filing the amendment in the Office of the Secretary of State of the State of Wisconsin.

        As soon as practicable, there will be mailed to each shareholder of record as of the close of business on the date the amendment becomes effective a certificate or certificates for the additional shares.

        Certificates representing shares issued prior to the time the amendment becomes effective will continue to represent the same number of shares of the Corporation's stock as they did prior to the time the amendment becomes effective, and will after that time represent, in addition, the right to receive certificates for an equal amount of shares as a result of the Stock Split. Shareholders should not destroy their certificates, nor should they mail them to the Corporation or its transfer agent. Existing certificates and the certificate or certificates for additional shares to be mailed to shareholders as a result of the Stock Split will represent the total shares owned after the amendment becomes effective.

        The Corporation has been advised by outside legal counsel that, in their opinion, the Stock Split will not result in any taxable income or in any gain or loss to shareholders for U.S. federal income tax purposes. Immediately after the Stock Split, the tax basis of each share of Common Stock will be one-half of the tax basis before the Stock Split. For tax purposes, each new share will be deemed to have been acquired at the same time as the original share with respect to which the new share was issued.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (B).

(c) SHAREHOLDER PROPOSALS

        Information regarding five shareholder proposals is set forth below. Briggs & Stratton Corporation disclaims any responsibility for the content of each proposal and statement of support, which are presented as received from the shareholders. Under the Corporation's Articles of Incorporation, the affirmative vote of the holders of a majority of the votes represented, in person or by proxy, at a meeting at which a quorum is present is necessary to adopt each proposal. As noted below, each shareholder proponent is affiliated with the United Paperworkers International Union Local 7232 (the "Union"), which is involved in a corporate campaign against the Corporation. Management believes that shareholders' support of these proposals will encourage and prolong the effort by the Union to use corporate governance and other corporate campaign tactics to harass and pressure the Corporation into entering into labor agreements that are contrary to the interest of the Corporation's shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST EACH OF THESE FIVE PROPOSALS.

SHAREHOLDER PROPOSAL #1

        Ms. Victoria A. Black, S87 W22455 Edgewood Avenue, Big Bend, Wisconsin, who has indicated that she holds 15 shares of common stock of the Corporation, has given notice of her intention to present the following proposal for action at the Annual Meeting:

        BE IT RESOLVED: That the stockholders of Briggs & Stratton Corporation ("Company") urge that the Board of Directors take the necessary steps, in compliance with Wisconsin state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

PROPONENT'S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL #1

        The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the classification of the Board of Directors is not in the best interest of the Company and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concern that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

        I believe that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. I believe sound corporate governance practices, such as the annual election of all directors, will impose the level of management accountability necessary to help ensure that a good performance record continues over the long-term.

        A classified board of directors protects the incumbency of the board of directors and current management which in turn limits accountability to stockholders. I believe that this protection for incumbents reduces management's accountability to shareholders and negatively impacts financial performance.

        I urge your support for this proposal.

DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL #1

        As a point of information, the Board notes that Ms. Victoria A. Black is a Trustee and Steward for Local 7232 of the United Paperworkers International Union, which is involved in a corporate campaign against the Corporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

        The Corporation has had a staggered board for many years, and it has worked well. In 1992, shareholders again authorized the use of a classified board by approving a change in the state of incorporation through merger of the Delaware corporation into a new Wisconsin corporation, whose Articles of Incorporation provided for its directors to be divided into three classes, as nearly equal in number as possible.

        The Board believes that the success of the Corporation in producing long-term shareholder value, as reflected in dividend growth and capital appreciation, requires long-term and strategic planning, capital commitments and careful and consistent application of financial and other resources. In the opinion of the Corporation's Board, a classified Board of Directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with the Corporation and its business will be on the Board of Directors at all times. The classified Board of Directors is also intended to prevent precipitous changes in the composition of the Corporation's Board and, thereby, serves to moderate corresponding precipitous changes in the Corporation's policies, business strategies and operations and requires careful deliberation which the Board of Directors deems to be in the best interests of the Corporation and it shareholders. Board classification is intended to encourage any person seeking to acquire control of the Corporation to initiate such an action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is fair to all of the Corporation's shareholders.

        Election of directors by classes is a common practice that has been adopted by many companies and currently exists at about half of the 500 companies comprising the 1993 Standard & Poor's Stock Price Index. It is specifically permitted by the laws of many states, including the State of Wisconsin, as well as the rules of the New York Stock Exchange.

        FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL #1.

SHAREHOLDER PROPOSAL #2

        Mr. Charles B. Dandy, 9231 W. County Line Road, Milwaukee, Wisconsin, who has indicated he holds 32 shares of common stock of the Corporation, has given notice of his intention to present the following proposal for action at the Annual Meeting:

        WHEREAS, the board of directors is intended to be an independent body elected by shareholders and charged with the duty, responsibility and authority to formulate and direct corporate policies, and

        WHEREAS, the chairperson of the board, as the person responsible for presiding at board meetings, setting the agenda, and ensuring that directors are given adequate information, should have a central role in the board's evaluation of management's performance, and

        WHEREAS, the position of chairperson should be a non-executive role, with basic responsibility for working with the directors to oversee management operations and corporate strategy, as well as compliance with laws, accounting principles and ethical standards applicable to our company,

        NOW, THEREFORE, BE IT RESOLVED, that the shareholders request the by-laws be amended to provide that the positions of chairperson of the board and chief executive officer/president not be held by the same individual, and that the chairperson not be a former CEO of this company but be elected from among the outside, independent directors.

PROPONENT'S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL #2

        I believe that shareholders are best served by a board whose chairperson is chosen from among the independent, outside directors. Such a person brings objectivity and a unique perspective.

        The chief executive officer is an employee of the Company who reports to the board of directors. Currently, however, the CEO and president of our company also acts as the chairperson of the very same board to which he is accountable.

        Among the board's functions are evaluating the performance of management and setting executive compensation, including that of the CEO. Where the chair and CEO are the same person, we believe the board's ability to evaluate and oversee management effectively may be compromised. How can one person who serves as both the chairperson and CEO evaluate his own performance?

        Clearly, shareholders have no role to play in the day-to-day operations of our company. We rely on management to run, direct and operate the company and we expect the directors to oversee management. We believe, however, that this system of checks and balances is compromised when the same person is both CEO and chairperson of the board.

        As a long-term shareholder, I believe accountability is a factor in corporate performance. Such accountability may be improved by having different individuals serve as chairperson and chief executive officer.

        I urge you to vote FOR this proposal.

DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL #2

        The Board would like to note that Mr. Charles B. Dandy is a member of Local 7232 of the United Paperworkers International Union, which is involved in a corporate campaign against the Corporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

        Combining the positions of chairman of the board and chief executive officer facilitates the ability of the Board to operate effectively and efficiently. A principal role of the chairman is to propose the general agenda for Board meetings from among the many operational, administrative and strategic issues facing the Corporation on a day-to-day basis. The agenda provides a framework for discussion without limiting consideration of other matters by the Board. The Corporation and its shareholders benefit by permitting the board to interact directly and consistently with the person among them most knowledgeable about the Corporation and about management's vision for the Corporation's future: the chief executive officer.

        The board believes its independence is not compromised by having a single person serve as chairman and chief executive officer. The functions of the Board are carried out at the full board and Board committee level. Each of the directors is a full and equal participant in the major strategic and policy decisions of the Corporation. The insight, advice, and counsel that each non-employee director makes available to the Corporation is not likely to differ in any respect should one of those directors be the chairman.

        The responsibilities of two committees of the Board, each composed of all non-employee directors, make a non-executive chairperson unnecessary. The Nominating and Salaried Personnel Committee reviews and evaluates performance of all executive officers, including the Chairman and Chief Executive Officer. It makes recommendations annually to the full Board of persons to serve in executive positions, including the positions of chairman and of chief executive officer, and makes recommendations as to compensation for all elected officers. The Chairman and Chief Executive Officer is not a member of this committee. This assures objectivity of the Board when it reviews performance and compensation matters. The Audit Committee assists the board in fulfilling its responsibilities for the Corporation's accounting and financial reporting practices and provides a channel of communication between the board and the Corporation's independent auditors. The Chairman and Chief Executive Officer is not a member of this committee. A more detailed discussion about these committees and particularly the Nominating and Salaried Personnel Committee's policies regarding compensation can be found earlier in this Proxy Statement.

        The Board believes that no meaningful additional measure of independence would be provided by a non-executive chairman. In fact, in the Board's view, the separation of offices would undermine the effectiveness of the chief executive officer and could conceivably create confusion, both within and outside the Corporation, regarding the corporate direction. The board believes that the interests of the Corporation and its shareholders are best served at this time by the experience, consistent direction and ability for decisive action afforded by a single full-time person serving as chairman and chief executive officer, subject to oversight by the Corporation's non-executive directors.

        FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL #2.

SHAREHOLDER PROPOSAL #3

        Ms. Candace M. Schultz, 8183 N. Pingree Avenue, Milwaukee, Wisconsin, who has indicated she holds 15 shares of common stock of the Corporation, has given notice of her intention to present the following proposal for action at the Annual Meeting:

        BE IT RESOLVED: That the Board of Directors Of Briggs & Stratton Corporation ("the Company") in the future shall not provide executive compensation contingent on a change in control of the Company unless such awards are first submitted to the shareholders for approval.

        BE IT FURTHER RESOLVED: That the company shall take the steps necessary to allow all existing "change of control" contracts to lapse at the earliest date permitted by the terms of said contracts.

PROPONENT'S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL #3

        Our Company has signed at least fifteen "Change of Control" agreements with its top executives and other high-ranking employees. These contracts generally provide that for a term of three years following a change in control, as defined in the contracts, the Company must pay these employees specified severance benefits, including a lump sum payment of three times the employee's annual salary and bonus and a "gross up" payment to reimburse the employee for amounts paid for federal excise taxes. These "golden parachute" provisions are triggered if the employee is terminated without "cause," if the employee voluntarily leaves the company for "good reason," or if the employee quits for any reason during a 30-day window period one year after the change in control.

        These contracts were adopted without consideration by the company's shareholders. Severance pay to corporate managers triggered by a change in control of the corporation is a controversial matter. Golden parachutes introduce an element of personal consideration for managers that potentially conflicts with their fiduciary responsibility to shareholders. Undeniably, this may cause managers to operate in a manner that encourages a takeover by failing to maximize value for shareholders.

        The issue of whether the company should provide management with golden parachutes is of such importance that shareholders should make this decision. Shareholder approval is one of the best ways to address potential conflicts of interest that may arise between the board and top executives on the one hand, and shareholders on the other hand, when a change of control is threatened.

        I urge you to vote for this resolution.

DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL #3

        The Board notes that Ms. Candace M. Schultz is the Recording Secretary of Local 7232 of the United Paperworkers International Union, which is involved in a corporate campaign against the Corporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

        The Corporation, in an effort to ensure continuity of management in the event of any actual or threatened change of control, offers severance agreements to its executive officers and certain key employees who are an integral part of its management team. These agreements, which have no current cost to the Corporation, are not intended to alter the compensation and benefits that the executive could reasonably expect in the absence of a change in control and are only operative if and when a change in control is effected.

        The severance agreements do not allow an executive to claim an automatic payment upon a change in control. Instead, executives who have signed these agreements with the Corporation are committed to remaining in the employ of the Corporation for at least one year following the effective date of a change in control, a substantial benefit to the Corporation. If the executive is fired for "cause" or voluntarily resigns other than for "good reason" or outside of the 30-day window after one year, the executive is not entitled to the severance payments.

        The Board of Directors strongly believes that severance benefits of this type are in the shareholders' best interests because the agreements diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control. Without a severance benefit, executives could be tempted to leave the Corporation for another position which would offer greater security at the precise time when management continuity is most critical to shareholder interests. In short, the agreements, by alleviating personal concerns, permit key executives to act objectively and in the shareholders' best interests, even when their jobs and financial well being may be threatened by a would-be acquiror of the Corporation.

        Contrary to the proponent's assertion that such agreements create a conflict of interest between management's personal concerns and its responsibility to the shareholders, it is the firm conviction of the Board that the security offered by severance agreements enables key executives to remain focused and objective during a threatening situation and to act decisively to guarantee the preservation of the Corporation's strength and value to its shareholders.

        It is the sense of the Board that severance agreements offered at its discretion enhance the current value of the Corporation by positively influencing its expected future value. Accordingly, the Board of Directors believes that approval of the proposal would be detrimental to the best interest of the Corporation and its shareholders.

        FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL #3.

SHAREHOLDER PROPOSAL #4

        Mr. Joseph G. Chambers, 9325J W. Allyn Street, Milwaukee, Wisconsin, who has indicated he holds 15 shares of common stock of the Corporation, has given notice of his intention to present the following proposal for action at the Annual Meeting:

        BE IT RESOLVED: That the shareholders of Briggs & Stratton Corporation (the "Company") hereby request that the Board of Directors redeem the shareholder rights issued pursuant to the "Rights Agreement" (the "Agreement") adopted on December 20, 1989, unless the Agreement is approved by the affirmative vote of a majority of the outstanding shares at a meeting of shareholders held as soon as practical.

PROPONENT'S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL #4

        In 1989, the Board of Directors adopted a "Rights Agreement" which is a type of corporate anti-takeover device commonly known as a "poison pill."

        Under its terms, shareholders receive one "Right" per common share held which becomes exercisable if certain events occur relating to a person or group acquiring or attempting to acquire 20% or more of the outstanding shares of common stock. This "right" entitles the holder to purchase one half of one common share of the Company's stock at a price of $85 per full share, subject to adjustment. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price. In addition, in the event that any person or group of persons becomes the beneficial owner of 20% or more of the outstanding common stock, each holder of a Right, other than such person or persons, will have the right to receive upon exercise at the then current purchase price that number of common shares having a market value of two times the purchase price.

        The Board of Directors has admitted that, in the event of a takeover attempt, the Rights Agreement could "have the effect of discouraging a tender offer or other attempt to obtain control of the Corporation, even though such attempt might be beneficial to the Corporation and its shareholders." I believe the possibility of a takeover does not justify the unilateral implementation of an anti-takeover measure such as a poison pill without the specific approval of the shareholders.

        Poison pills are very powerful takeover defense mechanisms which the company has admitted could be detrimental to the interests of the shareholders. In addition to this poison pill, the company has numerous other anti-takeover protections, including the Company's staggered board of directors and the takeover restrictions of Wisconsin corporate law.

        A takeover defense as powerful as a poison pill should have been thoroughly explained to the shareholders and then submitted to a shareholder vote. This proposal seeks to give the shareholders an opportunity to express their views on the Rights Agreement. I urge you to vote for this resolution.

DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL #4

        The Board notes that Mr. Joseph G. Chambers is the Treasurer of Local 7232 of the United Paperworkers Union, which is involved in a corporate campaign against the Corporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

        The proposal is intended to encourage the Corporation's Board of Directors to redeem the Stock Purchase Plan Rights that all shareholders possess under the Corporation's Shareholder Rights Plan (the "Rights Plan"). The Board believes redemption of the Rights would remove a valuable protection for shareholders and eliminate an important tool designed to protect your interests. Redemption at this time could potentially deprive you of substantial economic benefits in the future.

        Shareholder rights plans were developed to counter a wide range of coercive tactics that had become common in hostile takeovers. A key function of a rights plan is to encourage bidders to negotiate with the board of a target company, to produce better offers for all shareholders. Rights plans give boards time to evaluate offers, investigate alternatives, and take steps necessary to maximize value for all shareholders.

        A consensus has gradually emerged among major U.S. corporations that rights plans help inhibit abusive conduct and assist directors in fulfilling their fiduciary duty to all shareholders. Hundreds of corporations have adopted rights plans. These corporations apparently found adoption of a rights plan to be a prudent step to take to protect shareholder interests even though they were not the subject of takeover bids.

        A shareholder rights plan is not intended to prevent a takeover on terms that are beneficial to and fair and equitable to all shareholders. Many corporations that adopted rights plans were later acquired by others. The Briggs & Stratton Corporation Shareholder Rights Plan allows the Board an opportunity to assess the benefits of and the adequacy and fairness of any offer and protect shareholders against potential abuses during a takeover process, including certain practices which do not treat all shareholders fairly and equally, such as partial and two-tier tender offers, coercive offers and creeping stock accumulation programs.

        The Rights Plan allows the Board adequate time and flexibility to analyze whether or not a takeover proposal is beneficial, and if so, to negotiate on behalf of the shareholders the highest possible bid from a potential acquiror and to develop alternatives which may better maximize shareholder values, preserve the long term value of the Corporation for the shareholders and ensure that all shareholders are treated fairly and equally.

        Under State Law, the Board is responsible for managing the Corporation's business and affairs, including the evaluation of any unsolicited offer. The Board believes that the adoption of the Shareholder Rights Plan was a valid exercise of that responsibility and that its recommendation to vote against the proposal is also consistent with its fiduciary duties. Shareholder rights plans have been repeatedly upheld by the courts.

        The Board may, pursuant to the terms of the Rights Plan, redeem the rights to permit an acquisition that it deems adequately reflects the value of the Corporation and to be in the best interests of all shareholders. To redeem the rights now would be to strip shareholders of an important protection against unfair takeover attempts when the Corporation's common stock is subject to volatile changes and, ultimately, reduce the long term value for all shareholders.

        FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL #4.

SHAREHOLDER PROPOSAL #5

        Mr. Alan J. Alt and Ms. Linda M. Alt, W144 N8477 MacArthur Drive, Menomonee Falls, Wisconsin, who have indicated they hold 33 shares in joint tenancy, have given notice of their intention to present the following proposal for action at the Annual Meeting:

                 Resolved, To adopt the following new by-law:

                                 Article 2:11

                   COMMITTEE OF SHAREHOLDER REPRESENTATIVES

        1. The corporation shall have a committee of shareholder representatives consisting of three members. The committee shall review the management of the business and affairs of the corporation by the board of directors and shall advise the board of its views and the views of shareholders which are expressed to the committee. The committee may, at the expense of the corporation, engage expert assistance and incur other expenses in a reasonable amount not to exceed in any fiscal year $.01 multiplied by the number of common shares outstanding at the beginning of the year. The committee shall be given the opportunity to have included in the corporation's proxy statement used in its annual election of directors a report of not more than 2,500 words on the committee's activities during the year, its evaluation of the management of the corporation by the directors, and its recommendations on any matters proposed for action by shareholders.

        2. The members of the committee shall be elected by the shareholders by plurality vote at their annual meeting. Elections of members shall be conducted in the same manner as elections of directors. Each member shall be paid a fee equal to the average fee paid to non-employee directors, shall be reimbursed for reasonable travel and other out-of-pocket expenses incurred in serving as a member, and shall be entitled to indemnification and advancement of expenses as would a director.

        3. The corporation shall include in its proxy materials used in the election of directors nominations of and nominating statement for members of the committee submitted by any shareholder or group of shareholders (other than a fiduciary appointed by or under authority of the directors) which has owned beneficially, within the meaning of Section 15 (d) [sic] of the Securities Exchange Act of 1934, at least one million dollars ($1,000,000) in market value of common stock of the corporation continuously for the three-year period prior to the nomination. Nominations must be received by the corporation not less than ninety nor more than 180 days before the annual meeting of shareholders. The corporation's proxy materials shall include biographical and other information regarding the nominee required to be included for nominees for director and shall also include a nominating statement of not more than 500 words submitted at the time of nomination by the nominating shareholder or group of shareholders.

        4. Nothing herein shall restrict the power of the directors to manage the business and affairs of the corporation.

        5. This Article shall not be altered or repealed without approval of the shareholders.

PROPONENT'S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL #5

        The proposed by-law would establish a three-member committee of shareholder representatives which would review and oversee the actions of the board of directors in managing the business and affairs of the company. We believe such a committee would be an effective mechanism for shareholders to communicate their views to the board and would serve a useful advisory function at relatively little cost.

DIRECTORS' STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL #5

        The Board notes that Mr. Alan J. Alt is an Alternate Grievance Representative of Local 7232 of the United Paperworkers International Union, which is involved in a corporate campaign against the Corporation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

        Under the Wisconsin Business Corporation Law, the business and affairs of a corporation are to be managed under the direction of its board of directors. To add a new committee of this sort would, in the Board's view, be needlessly cumbersome and expensive. While the scope and nature of the proposed committee's activities are vague and poorly defined, nonetheless, many of these appear to duplicate the existing activities of the Board and officers in communicating with shareholders and keeping them informed about the management of the business of the Corporation. Finally, the Board believes the committee is likely to interfere with and reduce the efficiency of the normal management of the Corporation and that it would not enhance shareholder value.

        Moreover, the proposal would give rights to Briggs & Stratton Corporation's largest shareholders not given to the vast majority of shareholders. As of the close of business July 3, 1994, less than 0.01% of the Corporation's registered shareholders owned stock worth $1 million or more in market value, the threshold level set by this proposal to gain preferential rights to include nominating statements in the proxy statement. Although shareholders could form coalitions to reach the threshold, as a practical matter only the largest shareholders would enjoy these special rights.

        Briggs & Stratton Corporation has had a long standing commitment to shareholder communications. To ensure effective two-way communication between Briggs & Stratton shareholders and senior management, shareholder relations is the responsibility of the Secretary-Treasurer, who reports directly to the Chairman & Chief Executive Officer and is a member of the Board of Directors. In addition, senior management officials speak with shareholders on a regular basis. The Corporation also maintains a full-time shareholder relations staff to answer the calls and letters of shareholders, both large and small.

        The Board believes that forming a "committee of shareholder representatives" as described in the proposal, to "advise the Board of its views and the views of shareholders which are expressed to the committee" would be costly, counter-productive, and bureaucratic at a time when efforts are, and should be, directed toward greater efficiency and productivity. Among other things, the committee would duplicate the shareholder communication efforts of the shareholder relations department. Under the proponents' plan based on a projected number of shares outstanding, the three-member committee could have a budget of roughly $400,000 without any clear benefit to the shareholders.

        Briggs & Stratton Corporation has performed well for its shareholders in fiscal 1994 and in recent years. The Corporation reported record earnings in 1994 and its return on equity was 26.8%, higher than the average return experienced in the last four years. More importantly, Economic Value Added ("EVA") (net operating profit after taxes, less capital charge), the performance measure the Corporation has adopted, has grown significantly. The Corporation's Economic Return on Capital was 16.8%, versus 7.7% in 1990, the first year these figures were reported. As shown in the Performance Graph included in this Proxy Statement, the Corporation's cumulative return over the last five years has exceeded the average for its peers in the Standard & Poor's Machinery Group and the average for all Standard & Poor's 500 companies. In addition, Briggs & Stratton has increased its dividend payments to shareholders three times in the last two years. In fiscal 1994, the Corporation's dividend payment was $1.80 per share, up 6% from fiscal 1993 and 12.5% from fiscal 1992.

        FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL #5.

                                    AUDITORS

        The Board of Directors of the Corporation has selected the public accounting firm of Arthur Andersen & Co. as its independent auditors for the current year. A representative of Arthur Andersen & Co. will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.


                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                            COMMISSION ON FORM 10-K

        The Corporation is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 3, 1994 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Frances R. Remshak, Office of the Corporate Secretary, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.


                             STOCKHOLDER PROPOSALS

        Proposals which shareholders intend to present at the 1995 Annual Meeting of Shareholders must be received at the Corporate Offices Building in Wauwatosa, Wisconsin no later than July 21, 1995, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Corporation), and must be received by May 11, 1995 for inclusion in the proxy material for that meeting.


                                 OTHER MATTERS

        The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                 BY ORDER OF THE BOARD OF DIRECTORS
                                 BRIGGS & STRATTON CORPORATION

                                 Robert H. Eldridge, Secretary

Wauwatosa, Wisconsin
September 8, 1994

                                                                          PROXY
[LOGO]
                        BRIGGS & STRATTON CORPORATION
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 19, 1994


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.




        The undersigned does hereby constitute and appoint FREDERICK P. STRATTON, JR. and ROBERT H. ELDRIDGE, and each of them, with several power of substitution, attorneys and proxies, for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the shareholders' annual meeting of Briggs & Stratton Corporation to be held at Wauwatosa, Wisconsin, October 19, 1994 at 1:30 p.m. Central Daylight Time and any adjournments thereof, subject to the directions indicated on the reverse side hereof, hereby revoking any proxy previously given.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS AND PROPOSAL (b)

(a)  Election of Directors:  Nominees - John L. Murray, John S. Shiely, Charles I. Story

     / / VOTE FOR all nominees listed above*        / / VOTE WITHHELD from all nominees listed above

     *To withhold authority to vote for any nominee, write the nominee's name on the space below.
     _______________________________________________________________________________________________

(b)  Proposal to approve amendment to Articles of Incorporation to increase authorized shares.

                / / FOR                 / / AGAINST             / / ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS (c): (1), (2), (3), (4) AND (5).

(c)  (1)  Proposal urging declassification of Board.

                / / FOR                 / / AGAINST             / / ABSTAIN

     (2)  Proposal to separate positions of Chairperson and CEO and require Chairperson to be outside director.

                / / FOR                 / / AGAINST             / / ABSTAIN

     (3)  Proposal to eliminate change of control agreements.

                / / FOR                 / / AGAINST             / / ABSTAIN

     (4)  Proposal to redeem shareholder rights issued under Rights Agreement.

                / / FOR                 / / AGAINST             / / ABSTAIN

     (5)  Proposal to establish Committee of Shareholder Representatives.

                / / FOR                 / / AGAINST             / / ABSTAIN


(d)  In their discretion on other matters as may properly come before the meeting.

All as set forth in the Notice and Proxy Statement relating to the meeting, the receipt of which is hereby acknowledged.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS (a) AND (b), AGAINST PROPOSALS (c): (1), (2), (3), (4) AND (5), AND IN THE DISCRETION OF THE PROXYHOLDERS ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                                             Signed ____________________________
                                                    ____________________________

                                             Dated ______________________ , 1994

                                             Please sign name exactly as it
                                             appears hereon. When signed as
                                             attorney, executor, trustee or
                                             guardian, please add title. For
                                             joint accounts, each owner should
                                             sign.

/ / I PLAN TO ATTEND THE MEETING